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                                                                    EXHIBIT 99.1

NEWS RELEASE

Media Contacts:                                      Investor Contacts:
Secret F. Wherrett                                   Tania C. Almond
Digex                                                Digex
240.456.3556                                         240.456.3800
secret.wherrett@digex.com                            tania.almond@digex.com

Digex Appoints Additional Board Members

Vinton Cerf, Wayne Huyard and Jon McGuire Join Digex Board of Directors

LAUREL, Md., Oct. 10, 2002 -- Digex, Incorporated(Nasdaq: DIGX), announced today it has named three additional directors to its board, Vinton Cerf, Wayne Huyard and Jon McGuire. Bert Roberts and Ron Beaumont have resigned from the board. Board member Bill Grothe has been appointed chairman.

"We are very pleased to add diverse talent and experience from WorldCom to our Board," said George Kerns, president and CEO of Digex. "Vint brings us a long history of innovation with respect to network-based services; Wayne brings us extensive experience on how to sell services to target markets; and, Jon brings us a very deep financial planning background which ties in well with one of our strategic priorities: achieving financial independence. This new talent augments the experience we recently added to the Board with the appointments of Howard Frank, Max Hopper and Paul Kozlowski, as independent directors."

Vinton G. Cerf, 59, is senior vice president of Architecture and Technology for WorldCom. Widely known as one of the "Fathers of the Internet," Mr. Cerf is the co-designer of the TCP/IP protocol, the communications protocol that gave birth to the Internet and which is commonly used today. In December 1997, President Clinton presented the U.S. National Medal of Technology to Mr. Cerf and his partner, Robert E. Kahn, for founding and developing the Internet. Prior to rejoining MCI in 1994, Mr. Cerf was vice president of the Corporation for National Research Initiatives (CNRI). As vice president of MCI Digital Information Services from 1982-1986, he led the engineering of MCI Mail, the first commercial email service to be connected to the Internet. During his tenure from 1976-1982 with the U.S. Department of Defense's Advanced Research Projects Agency (DARPA), Mr. Cerf played a key role in leading the development of Internet and Internet-related data packet and security technologies. Mr. Cerf served as founding president of the Internet Society from 1992-1995 and as the chairman of the Board from 1998-1999. He is a fellow of the IEEE, ACM, American Association for the Advancement of Science, the American Academy of Arts and Sciences and the National Academy of Engineering. In December 1994, People magazine identified Mr. Cerf as one of that year's "25 Most Intriguing People." Mr. Cerf holds a Bachelor of Science degree in Mathematics from Stanford University and Master of Science and Ph.D. degrees in Computer Science from UCLA. He also holds honorary Doctorates from the University of the Balearic Islands, ETH in Switzerland, Capitol College and Gettysburg College.

Wayne Huyard, 43, is president of MCI Mass Markets. During his 18-year tenure, Mr. Huyard has achieved industry-leading consumer market share growth and was a force behind the unit's most compelling product achievements including Friends & Family, 1-800-COLLECT, 10-10-220, 5c Sundays, and The Neighborhood. Mr. Huyard



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was also a key architect in the construction of the MCI Mass Markets division and is credited with building the largest consumer sales organization in the industry. Having started his career at MCI in 1984, Mr. Huyard opened the Seattle direct sales branch, clearing the way for MCI's entry in the Pacific Northwest. Five months later, he opened the Colorado Springs direct sales branch; leading the Western Division in branch productivity every month he held the job. After moving from sales to product marketing, he became Director of Marketing for the Western Division and eventually used his expertise in running Consumer Sales, Customer Service and Marketing for this Division. In December 1990, Mr. Huyard was named Vice President of Consumer Sales for the new national MCI Mass Markets business unit. In early 1995, Mr. Huyard was named Vice President of Marketing for Mass Markets. In December of 1995, Mr. Huyard assumed the role of President, MCI Mass Markets, a unit that delivers quality products, superior services and unparalleled value to residential and small business customers while maintaining and driving current and future value. In April of 2002, Mr. Huyard launched the country's first nationwide combined local and long-distance phone service, "The Neighborhood Built by MCI." In less than six months, approximately one million customers have selected The Neighborhood, making it the most successful product in the history of consumer local competition. Mr. Huyard holds a Bachelors of Science degree in Business Administration from Elizabethtown (PA) College.

Jon McGuire, 45, is Senior Vice President of Business Operations for WorldCom, Inc. As a veteran of the business and finance community, Mr. McGuire has an extensive track record of building business plans for high growth industries. During his tenure with the company from 1986 to 1989, Mr. McGuire won the company's most prestigious performance awards for his dual finance and marketing role. From 1989 to 1994, Mr. McGuire provided the strategic vision and direction to bring new programs and products to market, resulting in substantial increases in division profitability and customer penetration. From 1995 to 1998, Mr McGuire was Vice President of Finance for the MCI Business Markets Division, where his role was focused on driving division revenue and profitability including providing key strategic direction, overseeing investment spending and operations management while improving operational efficiencies. From 1998 until May 2000, Mr. McGuire was Vice President of Business Operations for WorldCom Business Markets. Currently, he is responsible for developing WorldCom's business plan, annual budget and performance reporting system. Prior to joining MCI, Mr. McGuire was an operations analyst/financial auditor with Dart & Kraft from 1979 to 1985. Mr. McGuire holds a Bachelor of Arts degree from The Ohio State University and a Master of Business Administration in Finance and Business Management from Emory University.

About Digex
Digex is a leading provider of managed Web and application hosting services. Digex customers, from mainstream enterprise corporations to Internet-based businesses, leverage Digex's services to deploy secure, scaleable, high performance e-Enablement, Commerce and Enterprise IT business solutions. Additional information on Digex is available at http://www.digex.com.

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